NEWS RELEASE

DATE:  October 28, 2010

Oilsands Quest announces receipt of commitments
and re-pricing of previously announced offering

Calgary, Alberta -- Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest” or the “Company”) is pleased to announce that it has received commitments from certain existing institutional shareholders to purchase US$12.2 million of common shares and flow-through common shares pursuant to the Company's previously announced best efforts financing.  Under the revised pricing negotiated with the investors, the Company has now agreed to issue 20,780,900 Common Shares at US$0.45 per share and 5,760,000 Flow Through Common Shares at US$0.50 per share.

The Company may increase the size of the Offering to up to US$15 million and marketing is continuing to issue up to an additional US$2.8 million of Common Shares at a price of US$0.45 per share.  The Company will be amending the prospectus supplement filed in the United States and Canada to reflect the re-pricing of the Offering.

A copy of the amended prospectus may be obtained from TD Securities (USA) LLC in the United States and TD Securities Inc. in Canada at the following addresses:

In the United States:	In Canada:
TD Securities (USA) LLC	TD Securities Inc.
ATTN: Paula Kourian	Email: sdcconfirms@td.com
31 W. 52nd Street	222 Bay Street, 7th Floor
New York, NY 10019	Toronto, Ontario M5K 1A2

This news release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About Oilsands Quest

Oilsands Quest Inc. is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery.  It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Forward-looking Information

This news release contains certain “forward-looking information” within the meaning of applicable securities law including statements regarding the completion of the Offering. These statements are only predictions. Forward-looking information is based on the opinions and estimates of management at the date the information is provided, and is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information. For a description of the risks and uncertainties facing the Company and its business and affairs, readers should refer to the Company's Annual Report on Form 10K for the year ended April 30, 2010, as amended, and subsequent quarterly reports on Form 10Q available on www.sedar.com and www.edgar.com.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, unless required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information contact:

Garth Wong
Chief Financial Officer
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941